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EXHIBIT 1.1

ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION (PROFIT)
Form 205  Revised October 1, 2002
Filing fee:  $25.00
Deliver to:  Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO  80202-5169
This document must be typed or machine printed
Copies of filed documents may be obtained at www.sos.state.co.us

                         ABOVE SPACE FOR OFFICE USE ONLY

Pursuant to ss. 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statutes (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1. The name of the corporation is: iRV, Inc.
           (If changing the name of the corporation, indicate the name of corporation BEFORE the name change)

2. The date the following amendment(s) to the Articles of Incorporation was adopted: 09/24/02

3. The text of each amendment adopted (include attachment if additional space needed): To approve an amendment to the Articles of Incorporation to change the name of the Company to "Scarab Systems, Inc."

4. If changing the corporation name, the new name of the corporation is: Scarab Systems, Inc.

5. If providing for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: Not applicable.

6. Indicate manner in which amendment(s) was adopted (mark only one):

[ ] No shares have been issued or Directors elected - Adopted by Incorporator(s)

[ ] No shares have been issued but Directors have been elected Adopted by board of directors

[ ] Shares have been issued but shareholder action was not required - Adopted by the board of directors

[x] The number of votes cast for the amendment(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group - Adopted by the shareholders

7. Effective date (if not to be effective upon filing) (Not to exceed 90 days)

8. The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: Thomas E. Mills 2708-939 Homer Street, Vancouver, BC V6B 2W6

Causing a document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed or the act and deed of the entity on whose behalf the individual is causing the document to be delivered for filing and that the facts stated in the document are true.